UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 9, 2014

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices) (Zip Code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In recent months the Compensation Committee of the Company’s Board of Directors, together with members of management, continued the Company’s prior practice of seeking input from its significant outside shareholders regarding executive compensation and governance matters, contacting the holders of approximately 56% of the Company’s outstanding common stock, and holding substantive meetings or conference calls with the holders of approximately 61% of the shares held by the shareholders who had been contacted. The results of these meetings were shared with the Nominating and Corporate Governance Committee, as well as the full Board of Directors, and were discussed at meetings of the Compensation Committee, Nominating and Corporate Governance Committee and Board of Directors on April 9, 2014. As part of this effort, the Compensation Committee and Nominating and Corporate Governance Committee also reviewed and considered feedback from proxy advisory services firms, analyzed market practices at peer companies, engaged in discussions with management and received advice from the Compensation Committee’s independent compensation consultant and the Committees’ legal counsel, including their independent counsel.

As a result of this outreach to, and engagement with, the Company’s shareholders and other feedback, and the discussions held on April 9, 2014, the Compensation Committee made certain changes to the Company’s compensation programs for its executive officers and certain other key executives subject to finalization by the Committee of the PSU award agreement referred to below which took place on May 9, 2014. While it believes its existing compensation structure has served as a highly effective incentive and retention vehicle for many years, the Compensation Committee made the following key changes to the Company’s equity incentive program to address the views of the Company’s shareholders and the results of its own review and analysis:

•	Equity Incentives – Redesign of the Company’s equity incentive program for its executive officers and certain other key executives with respect to fiscal 2014 compensation, with a view towards creating a more direct link between pay and performance and providing performance metrics that apply during a one-year period and a three-year period. The first awards using this new design will be made in May 2014.

•	Performance during the one-year period will be based on Earnings Before Income Tax (EBIT) margin relative to a pre-selected peer group of the Company.

•	Performance during the three-year period will be based on Return on Invested Capital (ROIC) relative to the peer group.

•	Awards based on EBIT margin and ROIC are capped at 150% of target achievement and generally vest over a four-year period.

•	As payouts under these awards are contingent upon achievement of various levels of EBIT margin and ROIC and the continued performance of services by the executives, the awards will be made in the form of “performance share units” (“PSUs”), rather than in the form of performance restricted stock. A copy of the form of PSU award agreement is attached hereto as Exhibit 10.1. The summary of the equity incentive program and the PSU award agreement contained herein does not purport to be complete and is qualified in its entirety by the attached form.

•	The Compensation Committee believes this redesign is a positive change and it intends to continue to evaluate the appropriate design of the equity incentive awards from time to time as may be appropriate.

For fiscal 2014, it is anticipated that the equity incentive of all executive officers and certain other key executives will be weighted so that at least two-thirds of its value is in PSUs and no more than one-third in stock options.

Item 8.01	Other Events.

In addition to the compensation changes, on the recommendation of the Company’s Compensation Committee and Nominating and Corporate Governance Committee, and in response to the discussions with the Company’s shareholders and other feedback, the Company’s Board of Directors approved the following policies and guidelines:

•	No Hedge/No Pledge Policy – Restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock by the Company’s directors and executive officers.

•	Stock Ownership Guidelines – Stock ownership guidelines that require the Company’s Chief Executive Officer and each outside director to hold the Company’s common stock with a value of at least $6,000,000 and $300,000, respectively. The guidelines require such ownership levels to be reached within a five year period.

•	Annual Board and Committee Self-Assessments – A policy under which the Company’s Board of Directors and its committees will conduct a formal self-assessment at least annually.

•	Limits on Other Board Service – A policy limiting service by the Company’s directors on other public company boards of directors to no more than two other directorships (in the case of the Company’s Co-Chairmen and Chief Executive Officer) and four other directorships (in the case of non-executive directors).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Standard Performance Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: May 9, 2014	By:	/s/ Susan E. Lattmann
Susan E. Lattmann Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Exhibit Index

Exhibit No.	Description

10.1	Form of Standard Performance Unit Agreement